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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
     (as permitted by Section 14a-6(e)(2))

/ /  Definitive Proxy Statement

/x/  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12


                              INFORMIX CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No Fee Required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

(6)  Amount previously paid:

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(7)  Form, Schedule or Registration Statement No.:

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(8)  Filing party:

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(9)  Date filed:

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     On May 14, 2001, the following email was sent to a stockholder of the company by Peter Gyenes, the company's president, chief executive officer and chairman of the board of directors, in response to an email the company received from this stockholder:

Thanks a lot for your note. I appreciate you taking the time to write to us and to express your point of view. I hope you've noticed from the press releases, from the letter to stockholders on our web site, and from the numerous phone and in person discussions we've had with stockholders of all types (including email response to anyone who has contacted us by email, and including the road shows to meet with institutional investors and analysts), that we are continually reaching out to make sure our stockholders are fully informed as to the facts and as to our thought process, and that stockholders' questions are fully answered.

We will of course continue this process as has been our style, and in addition we have taken steps of continual follow up to make sure that proxy recipients are encouraged to vote in a timely manner.

We take our responsibility to keep our stockholders informed very seriously and we are very encouraged at the feedback we have been receiving.

We remain very convinced of the value of this transaction to all constituencies and invite all our stockholders to consider the tradeoffs as outlined in the proxy and in our letter to stockholders of May 2 which can be found on our web site.

Thanks a lot again for taking the time to contact us and for your support. I hope you don't mind that I'm working to prove you wrong about ignoring your email.

Best regards,

Peter